Changes in Non-Fundamental Investment Policies:

Income Opportunity:
Below Investment Grade Securities. Effective December 15, 2009, Income Opportunity's prior policy limiting the extent to which it could invest in below investment grade securities was rescinded such that the Fund may invest without limit in securities that are, at the time of purchase, rated below investment grade (below Baa by Moody's Investors Service, Inc. ("Moody's"), below BBB by either Standard & Poor's ("S&P") or Fitch, Inc. ("Fitch Ratings") or unrated but judged by PIMCO to be of comparable quality), and may invest without limit in securities of any rating. Previously, Income Opportunity could invest without limit in below investment grade securities and up to 15% of its total assets in securities that were at the time of investment rated below B by one of the agencies rating the securities or that were unrated but judged by PIMCO to be of comparable quality.

The potential opportunities provided by lower quality securities in the high yield spectrum carry additional risks. Below investment grade securities are regarded as having predominantly speculative characteristics with respect to the issuer's capacity to pay interest and to repay principal when due, and are commonly referred to as "high yield" securities or "junk bonds." See "2. Principal Risks" above for additional discussion of credit risk and other relevant risks. Borrowing and Leverage. Effective January 27, 2010, Income Opportunity's maximum 38% aggregate leverage policy was revised to permit the Fund to utilize reverse repurchase agreements up to 50% of the Fund's total assets and to utilize other forms of leverage covered by the prior policy up to the maximum extent permitted by the Investment Company Act of 1940
(the "1940 Act").

Borrowing and Leverage. Effective January 27, 2010, Income Opportunity's maximum 38% aggregate leverage policy was revised to permit the Fund to utilize reverse repurchase agreements up to 50% of the Fund's total assets and to utilize other forms of leverage covered by the prior policy up to the maximum extent permitted by the Investment
Company Act of 1940 (the "1940 Act").

Income Opportunity's prior policy had provided that it would limit its use of leverage from reverse repurchase agreements (whether or not these instruments are covered in accordance with 1940 Act standards), borrowings, any other senior securities representing indebtedness and any future issuance of preferred shares such that the proceeds therefrom to the Fund would not exceed 38% of the Fund's total assets (including the amounts of leverage obtained through the use of such instruments) at the time utilized. That policy was rescinded and replaced in its entirely with the following policy:

Income Opportunity will limit its use of leverage from reverse repurchase agreements (whether or not these instruments are covered in accordance with the standards of the 1940 Act) such that the proceeds therefrom to the Fund will not exceed 50% of the Fund's total assets (including the amounts of leverage obtained through the use of such instruments) at the time utilized.

The 1940 Act generally limits the extent to which Income Opportunity may utilize uncovered reverse repurchase agreements and other borrowings, together with any other senior securities representing indebtedness (as defined in the 1940 Act), to 33 1/3% of the Fund's total assets less liabilities and indebtedness not represented by senior securities, at the time utilized. Also, under the 1940 Act, Income Opportunity is not permitted to issue preferred shares unless immediately after such issuance the Fund's total assets less liabilities and indebtedness not represented by senior securities is at least 200% of the liquidation value of the outstanding preferred shares plus the aggregate amount of any senior securities representing indebtedness held by the Fund (i.e., such liquidation value plus the aggregate amount of senior securities representing indebtedness may not exceed 50% of the Fund's total net assets).

It should be noted that, while Income Opportunity's use of leverage creates the opportunity for increased net income for the Fund, it also creates special risks, and there is no assurance that the Fund's leveraging strategies will be successful. Leverage is a speculative technique that may expose Income Opportunity to greater risk and increased costs. If shorter-term interest rates rise relative to the rate of return on Income Opportunity's portfolio, the interest and other costs to the Fund of leverage (including interest expenses on reverse repurchase agreements) could exceed the rate of return on the debt obligations and other investments held by the Fund, thereby reducing return to common shareholders. The use of leverage also increases the likelihood of greater volatility of net asset value and market price of Income Opportunity's common shares. The use by Income Opportunity of reverse repurchase agreements to obtain leverage also involves special risks. For instance, the market value of the securities that Income Opportunity is obligated to repurchase under a reverse repurchase agreement may decline below the repurchase price and the securities may not be returned to the Fund. Also, because the fees received by AGIFM and by PIMCO from Income Opportunity are based on the total managed assets of the Fund (including assets attributable to any reverse repurchase agreements, borrowings and preferred shares that are outstanding), AGIFM and PIMCO have a financial incentive for the Fund to use reverse repurchase agreements, borrowings and preferred shares, which may create a conflict of interest between AGIFM/PIMCO and the Fund's common shareholders.